Exhibit 99.1
PRESS RELEASE

Contact:	Jeff Kip Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports First Quarter EPS of $0.47
HIGHLIGHTS
•	First quarter revenues increased 24% to $240 million from first quarter of 2006

•	31 new bakery-cafes opened in first quarter, bringing system-wide bakery-cafes open to 1,101

•	Second quarter 2007 EPS target set at $0.47 to $0.51
St. Louis, MO, April 24, 2007 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $15 million, or $0.47 per diluted share, for the first quarter ended March 27, 2007. Net income was $15 million, or $0.47 per diluted share, for the first quarter ended March 28, 2006.
The Company’s first quarter consolidated statements of operations and margin analysis are attached as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	13 Weeks Ended	13 Weeks Ended
	March 27, 2007	March 28, 2006	Percentage Increase

Total revenue	$239,676	$193,971	24%
Net income	$15,043	$15,013	0%
Diluted earnings per share	$0.47	$0.47	0%
Shares used in diluted EPS	32,187	31,997
First Quarter 2007 Key Metrics & Business Review
During the first quarter of 2007, comparable bakery-cafe sales decreased 0.6% for Company-owned bakery-cafes and increased 0.2% for franchise-operated bakery-cafes, resulting in system-wide comparable bakery-cafe sales growth of 0.0%. System-wide average weekly sales declined by 2.9% to $38,359 ($36,839 Company-owned and $39,313 franchise-operated), while system-wide operating weeks in the first quarter totaled 13,871 (5,351 Company-owned and 8,520 franchise-operated).
During the first quarter of 2007, the Company purchased 51% of the outstanding stock of Paradise Bakery and Café, then owner and operator of 22 company-owned bakery-cafes and 22 franchise-operated bakery-cafes. The Company also opened 31 new bakery-cafes system-wide (14 Company-owned and 17 franchise-operated including 2 franchise-operated Paradise bakery-cafes), acquired 4 bakery-cafes from a franchisee, and closed one Company-owned bakery-cafe.

As of March 27, 2007, there were 1,101 bakery-cafes open, including 46 Paradise bakery-cafes. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of December 26, 2006	391	636	1,027
Bakery-cafes opened	14	17	31
Bakery-cafe closed	(1)	—	(1)
Bakery-cafes acquired (sold) from a franchisee	4	(4)	—
Bakery-cafes acquired	22	22	44

Bakery-cafes as of March 27, 2007	430	671	1,101
During the first quarter 2007, earnings per diluted share were at the low-end of the previously provided target of $0.47 to $0.50 per share and consistent with the first quarter of 2006 primarily as a result of comparable bakery-cafe sales at the low-end of the Company’s original range and the impact on margins of extreme weather. The Company estimates that its comparable bakery-cafe sales in the first quarter were lower than expected by approximately 1.0% due to extreme weather experienced in its largest markets. Comparable bakery-cafe sales which are lower as a result of weather have a significantly higher impact on earnings given the inability to rapidly reduce food and labor in the face of inclement weather.
2007 Business Outlook
The Company is today setting an earnings per diluted share target for the second quarter of 2007 of $0.47 to $0.51, an increase of 7% to 16% from second quarter 2006 results. Actual earnings per share results for the second quarter ended June 27, 2006 were $0.44 per diluted share.
The second quarter 2007 target assumes system-wide comparable bakery-cafe sales growth of 3.5% to 4.5% and system-wide average weekly sales of $38,500 to $39,500. Bakery-cafe openings are forecasted to be 32 (15 Company-owned and 17 franchise-operated, including Paradise bakery-cafes expected to open in the quarter) compared to 43 (18 Company-owned and 25 franchised-operated) in second quarter 2006, resulting in expected system-wide operating weeks in the second quarter of 2007 of 14,425 to 14,550.
The Company today is also updating its 2007 new unit and operating weeks metrics target in order to appropriately reflect the Paradise bakery-cafes it expects to open in the fiscal year. The Company today expects to open 90 to 97 company-owned units and 90 to 97 franchise-operated units, for a system total of 180 to 194 new units. Including the Paradise bakery-cafes acquired and opened during the year, operating weeks are now expected to be between 58,850 and 59,450. The Company is not updating its full year comparable store sales target as this metric does not include acquired stores, nor is it updating its average weekly sales target as Paradise bakery-cafes have essentially the same average weekly sales as Panera bakery-cafes.
The Company will discuss first quarter 2007 results and preliminary comparable bakery-cafe sales results for the four weeks ended April 24, 2007 in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Daylight Time on Wednesday, April 25, 2007. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.

Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company bakery-cafes and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 26, 2006 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	March 27, 2007	March 28, 2006
Revenues:
Bakery-cafe sales	$197,118	$155,080
Franchise royalties and fees	16,259	14,468
Fresh dough sales to franchisees	26,299	24,423

Total revenue	239,676	193,971
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	58,996	45,743
Labor	62,471	47,351
Occupancy	15,537	11,008
Other operating expenses	25,760	20,243

Total bakery-cafe expenses	162,764	124,345
Fresh dough cost of sales to franchisees	21,842	21,734
Depreciation and amortization	13,334	10,207
General and administrative expenses	17,138	14,208
Pre-opening expenses	1,137	810

Total costs and expenses	216,215	171,304

Operating profit	23,461	22,667
Interest expense	133	3
Other (income) expense, net	(591)	(979)

Income before minority interest and income taxes	23,919	23,643
Minority interest	114	—

Income before income taxes	23,805	23,643
Income taxes	8,762	8,630

Net income	$15,043	$15,013

Basic net income per share	$0.48	$0.48
Diluted net income per share	$0.47	$0.47
Shares used in calculation of basic EPS	31,542	31,193
Shares used in calculation of diluted EPS	32,187	31,997

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	13 Weeks Ended	13 Weeks Ended
	March 27, 2007	March 28, 2006
Revenues:
Bakery-cafe sales	82.2%	79.9%
Franchise royalties and fees	6.8	7.5
Fresh dough sales to franchisees	11.0	12.6

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.9%	29.5%
Labor	31.7	30.5
Occupancy	7.9	7.1
Other operating expenses	13.1	13.1

Total bakery-cafe expenses	82.6	80.2
Fresh dough cost of sales to franchisees (2)	83.1	89.0
Depreciation and amortization	5.6	5.3
General and administrative expenses	7.2	7.3
Pre-opening expenses	0.5	0.4

Total costs and expenses	90.2	88.3

Operating profit	9.8	11.7
Interest expense	0.1	—
Other (income) expense, net	(0.2)	(0.5)

Income before minority interest and income taxes	9.9	12.2
Minority interest	0.0	—

Income before income taxes	9.9	12.2
Income taxes	3.7	4.4

Net income	6.3%	7.7%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.